UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 10, 2016
Axovant Sciences Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-37418	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
Clarendon House - 2 Church Street Hamilton HM 11 Bermuda	Not Applicable
(Address of principal executive office)	(Zip Code)
Registrant’s telephone number, including area code: +1 (441) 824-8100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Gary Pisano as Director of the Company

On May 13, 2016, the Board of Directors (the “Board”) of Axovant Sciences Ltd. (the “Company”) appointed Gary Pisano as a director of the Company. Dr. Pisano will serve as a Class III director whose term will expire at the 2018 General Meeting of Shareholders. There is no arrangement or understanding between Dr. Pisano and any other person pursuant to which he was selected as a director, and there is no family relationship between Dr. Pisano and any of the Company’s other directors or executive officers. Dr. Pisano has been appointed as a member of the Audit Committee of the Board, replacing Dr. Lawrence Olanoff.

Additional information regarding Dr. Pisano is set forth below:

Gary Pisano, age 54, is the Harry E. Figgie, Jr. Professor of Business Administration at the Harvard Business School. He has been on the Harvard faculty since 1988. Dr. Pisano’s research and teaching focuses on technology and operations strategy, the management of innovation and intellectual property, and competitive strategy. For more than two decades, he has consulted extensively on these issues with companies in the pharmaceutical, biotechnology, medical device, specialty chemical and health care industries. He is a co-founder and director of XiMo AG, a Swiss-based company commercializing novel catalytic technologies. Dr. Pisano holds a B.A. degree in economics from Yale University and a Ph.D. degree in Business Administration from the University of California, Berkeley.

Dr. Pisano will receive an annual cash retainer of $40,000 for his service as a director and an additional annual cash retainer of $7,500 for his service as a member of the Audit Committee. In addition, Dr. Pisano will receive a stock option grant under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) to purchase 94,000 shares of common stock. In accordance with the Company’s option grant policy, the grant will be made on June 15, 2016 and will have an exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on that date. The option will vest over a period of three years, with one-third of the shares underlying the option vesting on each of the first, second and third anniversaries of the grant date.

Resignation of Christine Mikail Cvijic as Chief Administrative Officer and General Counsel

On May 10, 2016, Christine Mikail Cvijic (“Ms. Mikail”) resigned as the Company’s Chief Administrative Officer and General Counsel, effective as of May 30, 2016 (the “Separation Date”). Ms. Mikail’s resignation was for good reason for relocation of her primary work location under the terms of her Employment Agreement, the form of which is filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on May 22, 2015 (the “Employment Agreement”), and, subject to the receipt of a written release of claims, she will be paid the amounts set forth in the Employment Agreement on or before June 15, 2016. Following the Separation Date, Ms. Mikail intends to provide consulting services to the Company through March 19, 2017. Ms. Mikail’s consulting services will constitute Continuous Service under the 2015 Plan, as a result of which a portion of her outstanding stock option grant will continue to vest as those services are provided during the term of her arrangement.

Item 7.01.    Regulation FD Disclosure.
On May 13, 2016, the Company issued a press release announcing Dr. Pisano’s appointment. A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated May 13, 2016, “Axovant Sciences Appoints Dr. Gary P. Pisano to Board of Directors.”

EXHIBIT INDEX

Exhibit
Number            Description

99.1	Press Release, dated May 13, 2016, “Axovant Sciences Appoints Dr. Gary P. Pisano to Board of Directors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axovant Sciences Ltd.

Date: May 13, 2016	By:	/s/ Vivek Ramaswamy
Name:Vivek Ramaswamy
Title: Principal Executive Officer